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                                                           OMB APPROVAL
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------                                              OMB Number:  3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
(Print or Type Responses)
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
Apple           Robert              F.           InKine Pharmaceutical Company, Inc. (INKP)      to Issuer (Check all applicable)
--------------------------------------------------------------------------------------------         Director         10% Owner
(Last)          (First)          (Middle)   3. IRS or Social Security  4.  Statement for         ----              ---
InKine Pharmaceutical Company, Inc.             Number of Reporting         Month/Year            X  Officer (give     Other
Sentry Park East, 1720 Walton Road              Person (Voluntary)          August 1998          ----         title ---(Specify
--------------------------------------------                               ------------------                below)    below)
                 (Street)                                                                        Vice President, Finance and
                                                                                                 Administration
                                                                                                 ----------------------------
                                                                       5. If Amendment,       7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)     X  Form filed by One Reporting Person
                                                                                              --
                                                                                              -- Form filed by More than One Report-
Blue Bell,      Pennsylvania         19422                                                       ing Person
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  (City)           (State)           (Zip)

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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-   4. Securities Acquired (A) 5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion          or Disposed of (D)          curities Benefi-    ship           of In-
                                   Date        Code          (Instr. 3, 4 and 5)         cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)      Code    V      Amount  (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7/96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Stock Option                                                                                      Common
(Right to Buy)           $1.25            8/3/98       A        10,000         (1)     8/3/08     Stock    10,000
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Stock Option
(Right to Buy)                  10,000
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                                50,000(2)
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Explanation of Responses:

(1) Option will become exercisable in annual increments of 2,500 shares commencing on August 3, 1999.
(2) Consists of options held prior to the transactions reported hereby.

**  Intentional misstatements or omissions of facts constitute Federal
     Criminal Violations.                                                     /s/ Robert F. Apple               September 4, 1998
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                --------------------------------   -----------------
                                                                             **Signature of Reporting Person          Date
                                                                               Robert F. Apple

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 2
                                                                                                                     SEC 1474 (7-96)
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